September 2024

Preliminary Pricing Supplement No. 3,593

Registration Statement Nos. 333-275587; 333-275587-01

Dated August 22, 2024

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S Equities

Accelerated Return Securities Based on the Value of the S&P 500® Equal Weight Index due September 15, 2028

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The securities offered are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, provide a minimum payment at maturity of only 15% of the stated principal amount and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index. If the underlying index has depreciated in value, but the underlying index has not declined by more than the specified buffer amount, the securities will redeem for par. However, if the underlying index has declined by more than the buffer amount, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 15% of the stated principal amount. Investors may lose up to 85% of the stated principal amount of the securities. The securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the leverage and buffer features that in each case apply to a limited range of performance of the underlying index. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Summary Terms
Issuer:		Morgan Stanley Finance LLC
Guarantor:		Morgan Stanley
Maturity date:		September 15, 2028
Underlying index:		S&P 500® Equal Weight Index
Aggregate principal amount:		$
Payment at maturity per security:

●If the final index value is greater than the initial index value:

$1,000 + leveraged upside payment

●If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 15%:

$1,000

●If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 15%:

($1,000 × the index performance factor) + $150

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000. However, under no circumstances will the securities pay less than $150 per security at maturity.

Leveraged upside payment:		$1,000 × leverage factor × index percent increase
Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		, which is the index closing value on the pricing date
Final index value:		The index closing value on the valuation date
Valuation date:		September 12, 2028, subject to postponement for non-index business days and certain market disruption events
Leverage factor:		At least 106%. The actual leverage factor will be determined on the pricing date.
Buffer amount:

15%. As a result of the buffer amount of 15%, the value at or above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities is , which is 85% of the initial index value.

Minimum payment at maturity:		$150 per security (15% of the stated principal amount)
Index performance factor:		Final index value divided by the initial index value
Stated principal amount:		$1,000 per security
Issue price:		$1,000 per security (see “Commissions and issue price” below)
Pricing date:		September 12, 2024
Original issue date:		September 17, 2024 (3 business days after the pricing date)
CUSIP:		61776RMF8
ISIN:		US61776RMF81
Listing:		The securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:		Approximately $951.50 per security, or within $45.00 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per security	$1,000	$20(1)	$978
$2(2)
Total	$	$	$

(1)Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of up to $20 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)Reflects a structuring fee payable to selected dealers by the agent or its affiliates of $2 for each security.

(3)See “Use of proceeds and hedging” on page 12.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for PLUS dated November 16, 2023  Index Supplement dated November 16, 2023 Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of the S&P 500® Equal Weight Index due September 15, 2028

Principal at Risk Securities

Investment Summary

Accelerated Return Securities

Principal at Risk Securities

The Accelerated Return Securities Based on the Value of the S&P 500® Equal Weight Index due September 15, 2028 (the “securities”) can be used:

￭As an alternative to direct exposure to the underlying index that enhances returns for any potential positive performance of the underlying index;

￭To enhance returns and potentially outperform the underlying index in a bullish scenario, with no limitation on the appreciation potential;

￭To achieve similar levels of upside exposure to the underlying index as a direct investment, while using fewer dollars by taking advantage of the leverage factor; and

￭To obtain a buffer against a specified level of negative performance in the underlying index.

Maturity:	Approximately 4 years
Leverage factor:	At least 106%. The actual leverage factor will be determined on the pricing date.
Maximum payment at maturity:	None
Buffer amount:	15%, with 1-to-1 downside exposure below the buffer
Minimum payment at maturity:	$150 per security (15% of the stated principal amount). Investors may lose up to 85% of the stated principal amount of the securities.
Coupon:	None

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $951.50, or within $45.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the leverage factor, the buffer amount and the minimum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

September 2024 Page 2

Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of the S&P 500® Equal Weight Index due September 15, 2028

Principal at Risk Securities

Key Investment Rationale

The securities offer leveraged upside exposure to the underlying index, while providing limited protection against negative performance of the underlying index. Once the underlying index has decreased in value by more than the specified buffer amount, investors are exposed to the negative performance of the underlying index, subject to the minimum payment at maturity. At maturity, if the underlying index has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index. At maturity, if the underlying index has depreciated and (i) if the final index value of the underlying index has not declined from the initial index value by more than the specified buffer amount, the securities will redeem for par, or (ii) if the final index value of the underlying index has declined by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity. Investors may lose up to 85% of the stated principal amount of the securities.

Leveraged Performance	The securities offer investors an opportunity to capture enhanced returns for any positive performance relative to a direct investment in the underlying index.
Upside Scenario

The underlying index increases in value, and, at maturity, the securities redeem for the stated principal amount of $1,000 plus at least 106% of the index percent increase. The actual leverage factor will be determined on the pricing date.

Par Scenario	The underlying index declines in value by no more than 15%, and, at maturity, the securities redeem for the stated principal amount of $1,000.
Downside Scenario

The underlying index declines in value by more than 15%, and, at maturity, the securities redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying index from the initial index value, plus the buffer amount of 15%. (Example: if the underlying index decreases in value by 50%, the securities will redeem for $650, or 65% of the stated principal amount.) The minimum payment at maturity is $150 per security.

September 2024 Page 3

Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of the S&P 500® Equal Weight Index due September 15, 2028

Principal at Risk Securities

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical leverage factor:	106%. The actual leverage factor will be determined on the pricing date.
Buffer amount:	15%
Maximum payment at maturity:	None
Minimum payment at maturity:	$150 per security
Securities Payoff Diagram

The Underlying Index
The Securities
PLUS Zone
$1,000 Stated Principal Amount
Buffer Zone
$150 Minimum Payment at Maturity
Payment at Maturity on the Securities
$1,800
$1,700
$1,600
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
-100%
-80%
-60%
-40%
-20%
-15%
0%
20%
40%
60%
80%
100%
Percentage Change in the Final Index Value

How it works

￭Upside Scenario. If the final index value is greater than the initial index value, investors will receive the $1,000 stated principal amount plus 106% of the appreciation of the underlying index over the term of the securities (assuming a hypothetical leverage factor of 106%). The actual leverage factor will be determined on the pricing date.

￭Given the leverage factor of 106%, if the underlying index appreciates 2%, the investor will receive a 2.12% return, or $1,021.20 per security.

￭Par Scenario. If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 15%, investors will receive the stated principal amount of $1,000 per security.

￭If the underlying index depreciates 5%, investors will receive the $1,000 stated principal amount.

￭Downside Scenario. If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 15%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the value of the underlying index from the initial index value, plus the buffer amount of 15%. The minimum payment at maturity is $150 per security.

￭For example, if the underlying index depreciates 60%, investors will lose 45% of their principal and receive only $550 per security at maturity, or 55% of the stated principal amount.

September 2024 Page 4

Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of the S&P 500® Equal Weight Index due September 15, 2028

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest and provide a minimum payment at maturity of only 15% of your principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest, and provide a minimum payment at maturity of only 15% of the stated principal amount of the securities, subject to our credit risk. If the final index value is less than 85% of the initial index value, you will receive for each security that you hold a payment at maturity that is less than the stated principal amount of each security by an amount proportionate to the decline in the closing value of the underlying index from the initial index value, plus $150 per security. Accordingly, investors may lose up to 85% of the stated principal amount of the securities.

￭The market price of the securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including the value, volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, interest and yield rates in the market, time remaining until the securities mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Equal Weight Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the securities is not linked to the value of the underlying index at any time other than the valuation date. The final index value will be based on the index closing value on the valuation date, subject to postponement for non-index business days and certain market disruption events. Even if the value of the underlying index appreciates prior to the valuation date but then drops by the valuation date by more than 15% of the initial index value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop. Although the actual value of the underlying index on the stated maturity date or at other times during the term of the securities may be higher than the index closing value on the valuation date, the payment at maturity will be based solely on the index closing value on the valuation date.

￭Investing in the securities is not equivalent to investing in the underlying index. Investing in the securities is not equivalent to investing in the underlying index or its component stocks. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if

September 2024 Page 5

Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of the S&P 500® Equal Weight Index due September 15, 2028

Principal at Risk Securities

any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities will be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial index value and the final index value, and will calculate the amount of cash you receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, could increase the value at or above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing value of the underlying index on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax

September 2024 Page 6

Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of the S&P 500® Equal Weight Index due September 15, 2028

Principal at Risk Securities

consequences of an investment in the securities. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the tax treatment of a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Index

￭Adjustments to the underlying index could adversely affect the value of the securities. The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, the payment at maturity on the securities will be an amount based on the closing prices at maturity of the securities composing the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

September 2024 Page 7

Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of the S&P 500® Equal Weight Index due September 15, 2028

Principal at Risk Securities

S&P 500® Equal Weight Index Overview

The S&P 500® Equal Weight Index is the equal-weight version of the S&P 500® Index. The S&P 500® Equal Weight Index includes the same constituents as the capitalization-weighted S&P 500® Index, but each company in the S&P 500® Equal Weight Index is allocated a fixed weight of 0.20% of the index total at each quarterly rebalancing. Therefore, the performance of the S&P 500® Equal Weight Index will differ, perhaps materially, from the performance of the S&P 500® Index, which is weighted unevenly based on market capitalization.

The S&P 500® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P® U.S. Indices” in the accompanying index supplement.

Information as of market close on August 21, 2024:

Bloomberg Ticker Symbol:	SPW
Current Index Value:	6,989.36
52 Weeks Ago:	5,969.23
52 Week High (on 8/21/2024):	6,989.36
52 Week Low (on 10/27/2023):	5,426.22

The following graph sets forth the daily index closing values of the underlying index for each quarter in the period from January 1, 2019 through August 21, 2024. The related table sets forth the published high and low closing values, as well as end-of-quarter index closing values, of the underlying index for each quarter in the same period. The index closing value of the underlying index on August 21, 2024 was 6,989.36. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The underlying index has at times experienced periods of high volatility. You should not take the historical values of the underlying index as an indication of future performance, and no assurance can be given as to the index closing value of the underlying index on the valuation date.

S&P 500® Equal Weight Index Daily Index Closing Values January 1, 2019 to August 21, 2024

September 2024 Page 8

Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of the S&P 500® Equal Weight Index due September 15, 2028

Principal at Risk Securities

S&P 500® Equal Weight Index	High	Low	Period End
2019
First Quarter	4,253.57	3,636.87	4,237.14
Second Quarter	4,385.66	4,073.60	4,372.34
Third Quarter	4,466.75	4,145.38	4,382.50
Fourth Quarter	4,696.84	4,215.06	4,691.02
2020
First Quarter	4,806.72	2,921.93	3,418.87
Second Quarter	4,585.77	3,249.21	4,138.74
Third Quarter	4,620.87	4,078.95	4,396.19
Fourth Quarter	5,182.04	4,334.25	5,182.04
2021
First Quarter	5,782.19	5,101.09	5,752.06
Second Quarter	6,175.34	5,814.31	6,124.90
Third Quarter	6,379.51	5,952.10	6,086.19
Fourth Quarter	6,616.06	6,127.42	6,605.87
2022
First Quarter	6,664.65	6,003.29	6,397.74
Second Quarter	6,450.24	5,288.19	5,453.53
Third Quarter	6,184.25	5,167.33	5,167.33
Fourth Quarter	6,039.80	5,200.86	5,739.53
2023
First Quarter	6,290.76	5,585.79	5,878.10
Second Quarter	6,081.96	5,657.33	6,081.96
Third Quarter	6,292.81	5,730.30	5,754.77
Fourth Quarter	6,427.69	5,426.22	6,402.89
2024
First Quarter	6,875.88	6,239.42	6,875.88
Second Quarter	6,833.69	6,460.18	6,663.71
Third Quarter (through August 21, 2024)	6,989.36	6,598.53	6,989.36

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P® U.S. Indices” in the accompanying index supplement.

September 2024 Page 9

Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of the S&P 500® Equal Weight Index due September 15, 2028

Principal at Risk Securities

Additional Terms of the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	S&P® Dow Jones Indices LLC or any successor thereof
Interest:	None
Accelerated return securities:	The accompanying product supplement refers to these accelerated return securities as the “Buffered PLUS.”
Bull market or bear market PLUS:	Bull market PLUS
Postponement of maturity date:

If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that valuation date as postponed.

Denominations:	$1,000 per security and integral multiples thereof
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid.  Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice.  The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date for determining the final index value.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash to be delivered with respect to each stated principal amount of the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

September 2024 Page 10

Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of the S&P 500® Equal Weight Index due September 15, 2028

Principal at Risk Securities

Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for PLUS, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal

September 2024 Page 11

Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of the S&P 500® Equal Weight Index due September 15, 2028

Principal at Risk Securities

income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in stocks of the underlying index, futures and options contracts on the underlying index and any component stocks of the underlying index listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the underlying index on the pricing date, and, therefore, could increase the value at or above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the valuation date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of up to $20 for each security they sell. In addition, selected dealers will receive a structuring fee of $2 for each security from the agent or its affiliates.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities, including the leverage factor, such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for PLUS dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

September 2024 Page 12

Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of the S&P 500® Equal Weight Index due September 15, 2028

Principal at Risk Securities

Terms used but not defined in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

September 2024 Page 13